Exhibit 99.(c)(6)

Conflicts Committee of GasLog Partners LP March 2023 PRELIMINARY ANALYSIS SUBJECT TO MATERIAL CHANGES 3/13/2023 3:06 PM

Confidential I II Table of Contents Section Summary of Sponsor Counterproposal Preliminary Findings Appendix

Confidential I. Summary of Sponsor Counterproposal

Confidential ◼ On March 4, 2023, Evercore, on behalf of the Conflicts Committee, conveyed the counterproposal of $10.00 per common unit to GasLog Ltd. ◼ On March 10, 2023, GasLog Ltd. responded with its own counterproposal, increasing the proposed cash consideration from $7.70 to $8.02 per GasLog Partners common unit and continuing its insistence on no majority of the minority The Sponsor is focused on an internally generated Net Asset Value estimate and highlighted CoolCo as the only relevant comparable ◼ Since the last committee meeting on March 3, 2023, Evercore has followed up with management on certain items with respect the value of the fleet beyond 2027, including: Updated vessel appraised values Information to assist with a useful life DCF or a corporate DCF with Perpetuity Growth Rate methodology ● Economic useful life of vessels ● Drydocking costs beyond 2027 ● Regulatory compliance capital expenditures beyond 2027 ● Forecasted rates beyond 2027 Analysis on the mark-to-market value of the existing charters ◼ On March 9, 2023, Evercore held an additional call with GasLog Partners management, in which management continued to express reluctance on providing viewpoints on the forecast beyond 2027 At Evercore’s request, GasLog Partners management provided updated vessel appraisals from Fearnleys and Braemar as of February 28, 2023, which indicated rising asset values ◼ Evercore to discuss continued need for information to complete valuation work Summary of Sponsor Counterproposal Key Developments Since Last Meeting 4

Confidential Summary of Sponsor Counterproposal The Sponsor’s Net Asset Value calculation is based on 9/30/22 balance sheet data and June appraisals Page 1 of Sponsor Materials (As Provided by the Sponsor on March 10th) 5

Confidential Summary of Sponsor Counterproposal Page 2 of Sponsor Materials (As Provided by the Sponsor on March 10th) 6

Confidential Offer Date: 1/24/23 3/10/23 3/4/23 Offeror: Sponsor Sponsor Committee GasLog Partners Common Unit Value $7.70 $8.02 $8.50 $9.00 $9.50 $10.00 (x) Total Units Outstanding 54.285 54.285 54.285 54.285 54.285 54.285 Implied Equity Value $418 $435 $461 $489 $516 $543 (+) Gross Debt as of December 31, 2022 985 985 985 985 985 985 (–) Cash and Cash Equivalents (223) (223) (223) (223) (223) (223) (+) Liquidation Value of Preferred Equity 291 291 291 291 291 291 Implied Enterprise Value $1,470 $1,488 $1,514 $1,541 $1,568 $1,595 Premiums Metric Unaffected Unit Price as of January 24, 2023 $6.98 10.3% 14.9% 21.8% 28.9% 36.1% 43.3% Unaffected 10-Day VWAP 6.74 14.2% 18.9% 26.1% 33.5% 40.9% 48.3% Unaffected 30-Day VWAP 6.79 13.4% 18.1% 25.2% 32.6% 39.9% 47.3% Current Unit Price as of March 10, 2023 8.43 (8.7%) (4.9%) 0.8% 6.8% 12.7% 18.6% Implied Price / NAV Assuming 10.0% Discount to Appraised Value $8.51 0.91x 0.94x 1.00x 1.06x 1.12x 1.18x Assuming No Premium / Discount to Appraised Value 11.70 0.66 0.69 0.73 0.77 0.81 0.85 Assuming 10.0% Premium to Appraised Value 14.89 0.52 0.54 0.57 0.60 0.64 0.67 EBITDA Multiples (GLOP Mgmt.) Enterprise Value / 2022A EBITDA $274 5.4x 5.4x 5.5x 5.6x 5.7x 5.8x Enterprise Value / 2023E EBITDA 290 5.1 5.1 5.2 5.3 5.4 5.5 Enterprise Value / 2024E EBITDA 269 5.5 5.5 5.6 5.7 5.8 5.9 Enterprise Value / 2025E EBITDA 226 6.5 6.6 6.7 6.8 6.9 7.1 EBITDA Multiples (Stifel Research) Enterprise Value / 2023E EBITDA $273 5.4x 5.4x 5.5x 5.6x 5.7x 5.8x Enterprise Value / 2024E EBITDA 211 7.0 7.1 7.2 7.3 7.4 7.6 Distribution Yield (GLOP Mgmt.) 2023E 0.04 0.5% 0.5% 0.5% 0.4% 0.4% 0.4% ($ in millions, except per unit data) Summary of Sponsor Counterproposal Analysis at Various Prices Source: GasLog Partners management, public filings, FactSet (as of 3/10/23) Proposed Consideration 7

Confidential II. Preliminary Findings 8

Confidential Appraisal NAV per Share $6.91 $8.51 $9.27 $10.10 $11.70 $13.29 $14.89 $16.49 (15.0%) (10.0%) WS Research (5.0%) 0.0% 5.0% 10.0% 15.0% Premium / (Discount) to Total Charter-Free Appraised Value Vessel Propulsion Built Capacity (cbm) Fearnleys Value Braemar Value Average GasLog Geneva TFDE 2016 174k $201 $190 $196 GasLog Gibraltar TFDE 2016 174k 201 190 196 GasLog Glasgow TFDE 2016 174k 199 190 195 GasLog Greece TFDE 2016 174k 197 180 189 Solaris TFDE 2014 155k 160 162 161 Methane Becki Anne TFDE 2010 170k 145 169 157 GasLog Santiago TFDE 2013 155k 148 162 155 GasLog Sydney TFDE 2013 155k 148 162 155 GasLog Seattle TFDE 2013 155k 150 158 154 Methane Alison Victoria Steam 2007 145k 65 59 62 Methane Jane Elizabeth Steam 2006 145k 60 56 58 Methane Rita Andrea Steam 2006 145k 60 56 58 GasLog Shanghai TFDE 2013 155k SLB SLB NA Methane Heather Sally Steam 2007 145k SLB SLB NA Charter Free Gross Asset Value $1,734 $1,733 $1,734 Sensitivity Analysis GLOP Fleet Summary Preliminary Findings Source: Company filings, FactSet (as of 3/10/23), Fearnleys and Braemar 1. Preferred equity valued at liquidation preference of $25 per unit 2. Includes lease liabilities 3. Based on GLOP unit price of $8.43 as of 3/10/23 GLOP Fleet Valuation Detail – Updated for Latest Appraisals GLOP NAV per Unit Applied Sensitivity Range For Reference Only -- $8.02 Proposed Consideration Charter Free Gross Asset Value (Broker Average) $1,734 (+) Cash and Cash Equivalents 223 (–) Net Working Capital (46) (–) Preferred Equity1 (291) (–) Total Debt Outstanding2 (985) Net Asset Value $635 (÷) Total Units Outstanding 54.285 NAV per Common Unit $11.70 Implied Price / NAV 3 0.72x 5 ($ in millions, except per unit data) 4 4. Based on Stifel research (1/24/23) 5. GasLog Greece appraisal as of December 31, 2022, as its appraisal as of February 28, 2023 has not yet been provided by GasLog Partners Management. Assuming that the GasLog Greece’s appraised value rose to $190mm (i.e., at the same rate as its peer vessels: the GasLog Geneva, GasLog Gibraltar and GasLog Glasgow), would result in a GLOP NAV per common unit of $11.79 Implied NAV per Unit (Based on Third-Party Appraisals) $12.28 $11.70 $11.11 $10.53 $9.94 $9.36 $8.77 $8.19 $7.60 0.65x 0.70x 0.75x 0.80x 0.85x 0.90x 0.95x 1.00x 1.05x Price / Net Asset Value per Common Unit 9

Confidential Target GCI DryShips Teekay Offshore Grindrod Shipping Golar LNG Partners GasLog Teekay LNG Partners Höegh LNG Holdings Ltd. Acquiror Seaspan SPII Holdings Brookfield Taylor Maritime Investments New Fortress Energy BlackRock Stonepeak Limestone Höegh LNG Partners LP Business Type Term Mixed Mixed Mixed Mixed Term Term Term Transaction Value $1,600 $76 $171 $579 $1,918 $4,857 $6,160 $773 Consideration Structure Mixed Cash Cash Cash Mixed Cash Cash Cash Average Fleet Age 3 years 6 years 8 years 7 years 13 years 5 years 10 years 9 years 0.92x 0.79x NA 0.95x 1.10x 0.73x 1.03x 0.80x 3/14/18 8/19/19 10/1/19 10/13/22 1/13/21 2/22/21 10/4/21 5/25/22 Shipping Transaction LNG Transaction LNG Average: 0.91x All Transactions Average: 0.90x Preliminary Findings Selected Precedent Transactions – Cash / Partial Cash – P / NAV ($ in millions) Source: Public filings, press releases, investor presentations, FactSet, Capital IQ, Wall Street research, Evercore estimates 10

Confidential 4.9x 5.2x 10.9x 8.3x 7.1x 6.4x 5.7x 5.3x 6.8x 10.8x 7.3x 6.0x 6.3x 6.6x EV / 2023E EBITDA EV / 2024E EBITDA 2023E Median: 7.1x 2024E Median: 6.6x Preliminary Findings Peer Trading – EV / EBITDA Source: Partnership website and filings, Wall Street research, FactSet (3/10/23) Note: GLOP EBITDA estimates represent Stifel (1/26/23) estimates 1. At time of IPO on December 31, 2021; Management EBITDA figure assumes execution of Project Venice 2. Based on Stifel research (1/24/23) 1.7 6.0 6.2 8.0 1 3.8 NA Charter Duration (Yrs.) 2 Management Wall Street Research 1 GLOP metrics based on GLOP’s unaffected unit price of $6.98 as of 1/24/23 Implied GLOP Price per Common Unit 2023E 2024E Management EBITDA Peer Median (7.1x '23E / 6.6x '24E) $18.30 $13.32 COOL (5.7x '23E / 6.6x '24E) 11.10 13.32 Stifel EBITDA Peer Median (7.1x '23E / 6.6x '24E) $16.09 $6.23 COOL (5.7x '23E / 6.6x '24E) 9.31 6.23 11

Confidential Daily Average Total Volume Traded Since Offer (32 Days) 649k 20,762k 90-Day Unaffected 345k 31,069k % of Outstanding Common Units Since Offer (32 Days) 1.2% 38.2% 90-Day Unaffected 0.6% 57.2% % of Public Float (36.338mm units) Since Offer (32 Days) 1.8% 57.1% 90-Day Unaffected 0.9% 85.5% $8.43 - 1,000.0 2,000.0 3,000.0 4,000.0 5,000.0 $6.00 $7.00 $8.00 $9.00 $10.00 1/24 2/2 2/11 2/20 3/1 3/10 GLOP Common Unit Price Unit Volume (thousands) Volume (000s) Unit Price GLOP Unit Price Performance Source: FactSet (as of 3/10/23) Initial Offer: $7.70 Current Offer: $8.02 12

Confidential Appendix

Confidential

Net Asset Value Reconciliation

($ in millions, except per unit data)

Description

- A few key items explain the gap between the $11.70 NAV per common unit estimate presented to the Conflicts Committee and the $7.70 indicated by the Sponsor in its counteroffer
  - The Sponsor's gross asset value figure included the appraised value of two vessels on sale leaseback
  - The Sponsor's asset values were based on an internal estimate of discount to broker appraisals, which have risen considerably from Q3 to present
  - The Sponsor's Cash, Debt, Preferred and Net Working Capital figures do not match Q3 actuals, which further changed over Q4

Net Debt & Working Capital Detail

	Sponsor	9/30/22	12/31/22
Debt & Lease Liabilities	$1,019.0	$1,019.1	$984.5
(+) Preferred Equity	310.7	306.7[1]	291.1[1]
(–) Cash	(155.6)	(164.0)	(223.1)
(+) Net Working Capital	49.0	34.9	46.0
Net Debt & Working Capital	**$1,223.1**	**$1,196.7**	**$1,098.5**

Net Asset Value Reconciliation


NAV per Unit:
$11.70
$7.70
$1,637
($118)
$215
$1,734
($1,223)
($26)
$175
$11
($35)
$635
$414
Gross Asset Value (Sponsor)
SLB Vessels Value in Sponsor GAV
Increase to 2/28/23 Broker Appraisals
Gross Asset Value (EVR)
Net Debt & NWC (Sponsor)
Adjustment to Q3 Actuals
Q4 Cash Generation (exc. NWC)
Q4 Increase in NWC
Debt Paydown
Net Asset Value (EVR)
Net Asset Value (Sponsor)

Source: GasLog Partnership Management, Clarksons

1. Based on liquidation preference of $25 per unit

EVERCORE

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GASLOG PARTNERS

Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of GasLog Partners GP LLC, the general partner of GasLog Partners LP (“GLOP,” or the “Partnership”), to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Conflicts Committee, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial or operating performance prepared by or reviewed with the management of GLOP and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of GLOP. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Conflicts Committee. These materials were compiled on a confidential basis for use by the Conflicts Committee and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, regulatory, accounting or tax advice. Accordingly, any statements contained herein as to legal, regulatory, accounting or tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any person, including for the purpose of avoiding tax penalties that may be imposed on such person. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.